Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SOLID FIRST QUARTER 2010 EARNINGS

PERRYSBURG, Ohio (April 28, 2010) – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ended March 31, 2010.

First-quarter highlights:

•                  Earnings: Reported net earnings were $0.50 per share (diluted) in the first quarter of 2010, up from $0.27 per share in the prior year. Adjusted net earnings (non-GAAP) also were $0.50 per share, compared with $0.55 per share in the first quarter of 2009.

•                  Sales: Net sales increased more than 4 percent, primarily due to favorable currency translation.

•                  Price: Improved price and product mix increased sales 1 percent on a year-over-year basis.

•                  Volume: Total shipments were consistent with prior year as volumes improved in all regions but North America.

•                  Costs: Input costs were flat. Savings from O-I’s strategic footprint initiative offset higher unabsorbed fixed costs from temporary production curtailments, which helped reduce inventories by 19 percent from first quarter 2009. As expected, non-operating costs, including corporate costs and interest expense, increased from the prior year.

•                  Capital allocation: O-I acquired a controlling interest in a one-plant operation in Argentina and repurchased 4.3 million shares of Company stock.

First-quarter net sales were $1.6 billion in 2010, up from $1.5 billion in the prior year primarily due to favorable foreign currency translation effects. Improved price and product mix was more than offset by an unfavorable change in regional sales mix.

Net earnings attributable to the Company in the first quarter of 2010 were $85.3 million, or $0.50 per share (diluted), up from $45.1 million, or $0.27 per share (diluted), in the prior year. As there were no items management considers not representative of ongoing operations in the first quarter of 2010, adjusted net earnings also were $85.3 million, or $0.50 per share (diluted). These results compared with first quarter 2009 adjusted net earnings of $92.8 million, or $0.55 per share (diluted). A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in the charts provided on the Company’s Web site, www.o-i.com/investorrelations.

Commenting on the Company’s first-quarter performance, Chairman and Chief Executive Officer Al Stroucken said, “The first quarter marked a turn in our business, ending nine consecutive quarters of unfavorable volume trends since the beginning of the global recession. We performed well in the quarter by raising our selling prices and improving the cost profile of our operations as shipments remained in line with the prior year. Consistent with our growth strategy, we acquired Cristalerias Rosario to enter the fast growing and profitable Argentinean market, which should further enhance our successful South American operations.”

Operational highlights: Operational improvements were offset by higher non-operating costs

O-I reported first-quarter 2010 segment operating profit of $198 million, up from $192 million in the prior year. Operating profit benefited from a 1 percent increase in sales due to improved price and product mix. Shipments were up mid-single digits in all regions, except in North America where reduced demand in the beer segment impacted volumes. Consequently, global glass container shipments, in tonnes, were consistent with prior year levels. While input costs were essentially flat with first quarter 2009, production costs were $27 million higher primarily due to additional temporary production curtailments as the Company reduced inventory, in tonnes, by 19 percent. Segment operating profits also reflected the translation of O-I’s Venezuelan operating results at the parallel exchange rate, which reduced operating profits by approximately $25 million and net earnings by $0.09 per share. This impact on net earnings included a $0.03 per share charge to re-measure net monetary assets in Venezuela and resulted from the devaluation of the parallel exchange rate during the first quarter.

Since the 2007 introduction of the Company’s strategic footprint alignment initiative to improve global asset utilization, O-I has permanently closed 22 furnaces, including one in North America during the first quarter. As a result, the Company reduced fixed costs by $28 million in the first quarter of 2010 compared to the prior year first quarter. Large-scale restructuring due to the Company’s current footprint initiative will be finished by mid-2010, when the previously announced realignment activities in North America are completed.

As expected, the Company incurred higher corporate costs and interest expense, which more than offset improved year-over-year segment operating profit.

Financial highlights: Financial flexibility enabled acquisition and share repurchase

O-I reported total debt of $3.47 billion and cash of $521 million at March 31, 2010. Net debt was $2.95 billion, up $149 million from year-end 2009. During the quarter, net debt increased as O-I repurchased 4.3 million shares of stock for $144 million and paid $26 million toward a controlling interest in a glass company in Argentina. Furthermore, favorable foreign currency translation of $82 million offset a $72 million use of free cash flow. As of March 31, 2010, O-I had $766 million available under its global revolving credit facility that does not mature until June 2012.

Asbestos-related cash payments during the first quarter of 2010 were $34 million, down slightly from $35 million during the first quarter of 2009. The deferred amount payable for previously settled claims was $31 million at the end of the first quarter, down from $36 million at year-end 2009. New lawsuits and claims filed during the first three months of 2010 were approximately 40 percent lower than the same period last year. The number of pending asbestos-related lawsuits and claims was approximately 7,000 as of March 31, 2010, comparable with the level at year end 2009.

Business outlook

Commenting on the Company’s outlook for the second quarter of 2010, Stroucken said, “Higher overall prices, compared to the prior year, are expected to offset modest cost inflation mostly due to Venezuela. We anticipate improved shipments over last year, primarily driven by the faster-growing emerging markets and easier year-over-year volume comparisons. Costs associated with temporary production curtailments should be consistent with the prior year as market conditions improve, and we complete our current North American restructuring program. Higher corporate costs, interest expense and unfavorable Venezuelan currency translation will continue, while earnings will further benefit from our strategic footprint initiative. Overall, we are positioned to deliver profitable growth as markets continue to recover, and we execute on our long-term strategic plan.”

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Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Net Earnings Attributable to the Company	$85.3	$0.50	$45.1	$0.27
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	—	—	47.7	0.28
Adjusted Net Earnings	$85.3	$0.50	$92.8	$0.55

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100-percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the Company employs more than 22,000 people with 78 plants in 22 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com/investorrelations.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting.

Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts all important information on its Web site – www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer

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preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.

Conference Call Scheduled for April 29, 2010

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, April 29, 2010, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site at www.o-i.com/investorrelations.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on April 29. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for one year following the call.

Contacts:                                             O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations

O-I, Stephanie Johnston, 567-336-7199 – Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com/investorrelations or at www.prnewswire.com.

O-I’s second-quarter 2010 earnings conference call is currently scheduled for Thursday, July 29, 2010, at 8:30 a.m., Eastern Time.

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OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2010	2009

Net sales	$1,582.5	$1,519.0
Manufacturing, shipping, and delivery expense	(1,271.7)	(1,222.2)

Gross profit	310.8	296.8

Selling and administrative expense	(121.0)	(118.5)
Research, development, and engineering expense	(13.9)	(13.9)
Interest expense	(55.6)	(48.1)
Interest income	4.4	8.5
Equity earnings	12.5	13.6
Royalties and net technical assistance	3.8	2.8
Other income	1.1	1.6
Other expense (a)	(13.5)	(52.8)

Earnings before income taxes	128.6	90.0

Provision for income taxes	(34.2)	(31.2)

Net earnings	94.4	58.8

Net earnings attributable to noncontrolling interests	(9.1)	(13.7)

Net earnings attributable to the Company	$85.3	$45.1

Basic net earnings per share	$0.51	$0.27

Weighted average shares outstanding (000s)	167,381	167,080

Diluted net earnings per share	$0.50	$0.27

Diluted average shares (000s)	170,671	168,469

(a)               Amount for the three months ended March 31, 2009 includes charges of $50.4 million ($47.7 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.28.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	Dec. 31,	March 31,
	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$521.4	$811.7	$362.3
Short-term investments, at cost which approximates market	0.6	0.9	15.9
Receivables, less allowances for losses and discounts	1,048.0	1,004.2	945.5
Inventories	902.1	900.3	1,044.8
Prepaid expenses	64.6	79.6	48.4

Total current assets	2,536.7	2,796.7	2,416.9

Investments and other assets:
Equity investments	116.3	114.3	105.3
Repair parts inventories	131.5	125.1	134.5
Prepaid pension	41.6	46.3
Deposits, receivables, and other assets	502.4	521.7	478.2
Goodwill	2,346.7	2,381.0	2,130.3

Total other assets	3,138.5	3,188.4	2,848.3

Property, plant, and equipment, at cost	6,510.2	6,618.9	5,711.0
Less accumulated depreciation	3,813.7	3,876.6	3,224.6

Net property, plant, and equipment	2,696.5	2,742.3	2,486.4

Total assets	$8,371.7	$8,727.4	$7,751.6

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$283.1	$352.0	$353.6
Current portion of asbestos-related liabilities	175.0	175.0	175.0
Accounts payable	825.6	863.2	754.4
Other liabilities	614.9	644.1	554.1

Total current liabilities	1,898.6	2,034.3	1,837.1

Long-term debt	3,184.9	3,257.5	2,972.0
Deferred taxes	175.1	186.3	138.6
Pension benefits	553.0	577.6	703.4
Nonpension postretirement benefits	268.4	266.7	234.4
Other liabilities	328.9	358.5	324.4
Asbestos-related liabilities	276.2	310.1	285.5
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8	1.8
Capital in excess of par value	2,948.9	2,941.9	2,921.8
Treasury stock, at cost	(360.4)	(217.1)	(219.9)
Retained earnings	214.7	129.4	12.7
Accumulated other comprehensive (loss)	(1,328.0)	(1,317.8)	(1,700.4)

Total share owners’ equity of the Company	1,477.0	1,538.2	1,016.0
Noncontrolling interests	209.6	198.2	240.2
Total share owners’ equity	1,686.6	1,736.4	1,256.2

Total liabilities and share owners’ equity	$8,371.7	$8,727.4	$7,751.6

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities:
Net earnings	$94.4	$58.8
Net earnings attributable to noncontrolling interests	(9.1)	(13.7)
Non-cash charges:
Depreciation	90.0	88.4
Amortization of intangibles and other deferred items	6.2	4.3
Amortization of finance fees and debt discount	2.9	2.4
Restructuring and asset impairment		50.4
Other	57.7	43.3
Asbestos-related payments	(34.0)	(34.8)
Cash paid for restructuring activities	(18.9)	(20.2)
Change in non-current operating assets	(11.8)	(2.4)
Change in non-current liabilities	(13.1)	(31.3)
Change in components of working capital	(139.8)	(173.7)

Cash provided by (utilized in) operating activities	24.5	(28.5)

Cash flows from investing activities:
Additions to property, plant, and equipment	(96.8)	(46.6)
Acquisitions, net of cash acquired	(25.8)
Repayment from (advance to) equity affiliate		1.6
Change in short-term investments	0.3
Net cash proceeds related to divestitures and asset sales	0.2	0.1
Cash utilized in investing activities	(122.1)	(44.9)

Cash flows from financing activities:
Additions to long-term debt		274.9
Repayments of long-term debt	(4.2)	(183.6)
Decrease in short-term loans	(49.3)	(17.6)
Net receipts for hedging activity	12.0	4.4
Dividends paid to noncontrolling interests	(5.8)	(17.0)
Treasury shares purchased	(144.2)
Issuance of common stock and other	2.2	4.0
Cash provided by (utilized in) financing activities	(189.3)	65.1
Effect of exchange rate fluctuations on cash	(3.4)	(8.9)
Decrease in cash	(290.3)	(17.2)
Cash at beginning of period	811.7	379.5
Cash at end of period	$521.4	$362.3

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2010	2009
Net sales:

Europe	$668.1	$612.9
North America	443.7	494.3
South America	210.9	214.0
Asia Pacific	250.5	182.0

Reportable segment totals	1,573.2	1,503.2

Other	9.3	15.8

Net sales	$1,582.5	$1,519.0

	Three months ended March 31,
	2010	2009
Segment Operating Profit (a):

Europe	$56.4	$44.2
North America	63.3	62.7
South America	41.7	60.0
Asia Pacific	36.8	25.0

Reportable segment totals (b)	198.2	191.9

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(18.4)	(11.9)
Restructuring and asset impairment		(50.4)

Interest income	4.4	8.5
Interest expense	(55.6)	(48.1)
Earnings before income taxes	$128.6	$90.0

The following notes relate to Segment Operating Profit:

(a)          Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings before income taxes is included in the tables above.

(b)         Segment Operating Profit for the three months ended March 31, 2009, excludes charges of $50.4 million for restructuring and asset impairment.